Exhibit 10.20

2009 Global Bonus Plan (GBP) Document*

*US Employees

Jackie Gillispie, Total Rewards Specialist – Total Rewards (AOL Human Resources)

Summary

This is the official plan document for the 2009 Global Bonus Plan for US Employees.

AOL Human Resources / Total Rewards	A-GL-HR-123 | GPB – US Employees

Objective

The success of AOL is dependent on the caliber of its employees. The AOL LLC Global Bonus Plan (“GBP”) is a critical tool in rewarding outstanding Company performance, individual performance and behaviors that contribute to the achievement of corporate objectives.

AOL’s GBP provides participating employees the opportunity to be eligible to receive cash incentives, when, in AOL’s discretion, such incentives are warranted, based on individual performance and the financial and operational performance of AOL LLC.

The guidelines provided in this document are applicable to all bonus eligible employees, globally, with the exception of those on a sales or commission plan. As necessary due to local country laws or regulations certain eligibility requirements, processes or calculations may be modified. For guidance on the application of the GBP program within your particular country contact local HR representatives.

The GBP shall supersede AOL’s Annual Incentive Plan in its entirety.

Eligibility

AOL employees levels J through B are eligible to participate in the GBP, subject to the terms of the plan and the following conditions:

•	US based employees must be scheduled to work a minimum of 25 hours or more per week to be eligible to participate.

•	Employees eligible to participate in any other AOL incentive plan (i.e., sales, commission, etc.) are not eligible to participate in the GBP.

•	New employees who are hired throughout the year will be eligible to participate in the GBP beginning on their first day of employment or transfer into an eligible position.

•

Individuals, including but not limited to, interns, MBA interns, contractors, bloggers and temporary workers are not considered employees of the Company and are not eligible to participate in AOL’s GBP plan. This list is not intended to be all inclusive and may be updated without prior notice.

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AOL Human Resources / Total Rewards	A-GL-HR-123 | GPB – US Employees

Target Incentive

•

GBP target incentive, for employees in levels J* - B is reflected and communicated as a percentage of an employee’s annual base pay. The annual target incentive will be paid out over two separate and distinct bonus periods.

•	Bonus Period 1 will run between January 1, 2009 - June 30, 2009 and Bonus Period 2 will run from July 1, 2009 – December 31, 2009.

•	Bonus Period 1 will account for fifty percent (50%) of the target annual bonus percentage and Bonus Period 2 will account for the remaining fifty percent (50%).

•

Actual payouts, if granted, will be calculated based on the participating employee’s actual base pay** as of the final day of the respective Bonus Period in accordance with the administrative guidelines of GBP.

•

An employee promoted to a new job level during any Bonus Period, in the event of a Plan payout, will receive a prorated payment based on the number of days during the Bonus Period that they were employed at each respective job level.

The following table displays bonus targets by job level as a percentage of annual base pay.

AOL Bonus Plan Targets
Level	Typical Compensation Title	Annual Percent of Base Pay	Percent of Base Pay – Period 1	Percent of Base Pay – Period 2
B	CFO, General Counsel	75%	37.5%	37.5%
C	Executive Vice President	56%	28%	28%
D	Senior Vice President	38%	19%	19%
E	Vice President	26%	13%	13%
F	Director	19%	9.5%	9.5%
G	Principal and Senior Manager	11%	5.5%	5.5%
H	Senior Individual Contributors and First Line Managers	8%	4%	4%
I	Entry Level Professional	6%	3%	3%
J	Individual Contributors	4%**	2%	2%

* US based level J employees will be eligible for an annual bonus of 4% of their actual base pay plus their average overtime and shift differential compensation during the respective bonus period.

** Definition of Base Pay may vary based on local country standards. Any country specific requirements regarding the components used to determine base pay eligible for GBP will be subject to leadership review.

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AOL Human Resources / Total Rewards	A-GL-HR-123 | GPB – US Employees

Performance Measures

The amount of any GBP target bonus payouts, for any individual employee is in the sole, final and absolute discretion of AOL which will consider the following factors:

•	For Bonus Period 1, payout will be determined by an individual’s performance being at least satisfactory as determined by the employee’s manager. *

•	For Bonus Period 2, payout will be determined by AOL LLC financial and operational performance along with a distribution based on individual performance. *

* Employees who are currently on a Performance Improvement Plan at the end of the Bonus Period will not be deemed to be eligible for a bonus payment.

Funding

GBP Bonus Period 1 funding is based on target payouts for eligible employees who have satisfactory performance.

GBP Bonus Period 2 funding is based on AOL’s OIBDA and Free Cash Flow achievement level for 2009. OIBDA and Free Cash Flow goals are determined at the beginning of each plan year by senior management.

  The following table shows Bonus Period 2 funding levels at various levels of AOL’s achievement. Metrics are weighted 70% OIBDA and 30% Free Cash Flow. Actual funding and any payout will be interpolated from the levels below, at the discretion of AOL’s senior management.

Global Bonus Plan Period 2 Funding Scale

OIBDA Achievement	% of Targeted Funding	Free Cash Flow Achievement	% of Targeted Funding
<$980M	At CEO discretion	<$775M	At CEO discretion
$980M	50%	$775M	50%
$1,080M	100%	$925M	100%
$1,280M	150%	$1,025M	150%
>$1,280M	At CEO discretion	>$1,025M	At CEO discretion

The threshold funding level for GBP funding for Bonus Period 2 is set at $980M for OIBDA metric and $775M Free Cash Flow metric. Funding for performance below $980M and above $1,280M in OIBDA and below $775M and above $1,025M in Free Cash Flow is determined by the Chairman and Chief Executive Officer of AOL. AOL, in its discretion, may elect not to make any payout if management determines either that business results do not warrant a payout or the OIBDA and Free Cash Flow achievement threshold is not met.

Final GBP funding and payout is at the discretion of the Chairman and Chief Executive Officer of AOL and must also be approved by Time Warner, in their sole and absolute discretion.

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AOL Human Resources / Total Rewards	A-GL-HR-123 | GPB – US Employees

Administrative Guidelines

1.  AOL’s GBP is effective from January 1, 2009 through December 31, 2009 and has two distinct Bonus Periods, Bonus Period 1 and Bonus Period 2.

2.  Any payout for Bonus Period 1 will be paid no later than July 17, 2009. Any payout for Bonus Period 2 will be paid no later than March 15, 2010.

3.  Participants must be actively employed by AOL or another Time Warner Division and not be on a Performance Improvement Plan at the time of payout in order to be eligible to receive a payout, unless otherwise required by law.

4.  Employees promoted or transferred into a GBP eligible position are eligible to participate in the GBP effective as of the 1st day they were employed in a GBP eligible position in accordance with the guidelines set forth in the GBP. The GBP payment will be prorated on a daily basis based on the tenure in the eligible position during the applicable Bonus Period.

5.  Employees transferring from a GBP eligible position to a non-eligible position, or TWX Divisions or AOL businesses not participating in GBP, will be eligible to receive a GBP payout, in accordance with the guidelines set forth in the GBP, prorated on a daily basis for the portion of the applicable Bonus Period in which they were employed in a GBP eligible position, provided that AOL pays a bonus to other eligible GBP participants for that bonus period and/or plan year.

6.  GBP payouts for participants that are promoted from one GBP level to another during any Bonus Period will be eligible to receive a GBP payout in accordance with the guidelines set forth in the GPB, prorated on a daily basis based on the length of time in each position during the applicable Bonus Period, provided that AOL pays a bonus to other eligible GBP participants for that bonus period and/or plan year.

7.  Participants on an approved leave of absence are eligible for a GBP payout for the time period during the applicable Bonus Period that they were scheduled to work 25 or more hours/week. Participants are eligible for payment only upon a return to work. If a Participant does not return from a leave of absence, the individual will not receive a bonus payment.

8.  GBP allocation will not exceed 200% of target.

9.  In the event of employee’s death during any applicable Bonus Period, the employee’s beneficiaries will receive a prorated GBP payout based on the number of days the participant spent in a GBP eligible position during the applicable Bonus Period.

10.  There is no guaranteed GBP payout.

Participation in the AOL Global Bonus Plan does not constitute a contract of employment, a guarantee of continued employment, or a contractual agreement for payout. All elements of the GBP plan are at the discretion of AOL and, as applicable, subject to approval by Time Warner. This document is for informational purposes only. The GBP should not be considered to be a part of the employee’s annual compensation. AOL reserves the right to modify, revoke, suspend, terminate, or disregard all GPB practices, policies or procedures, in whole or in part, published or unpublished, at any time, with or without notice, unless prohibited by law.

Management reserves the right to exercise discretion in calculating the GBP payout, and setting or adjusting any values or factors used in the calculation of the GBP payout.

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AOL Human Resources / Total Rewards	A-GL-HR-123 | GPB – US Employees

In the event of any inconsistency or conflict between the provisions of any communications and the terms of the GPB document, the terms outlined in the plan document shall prevail.

Participants shall not have the right to assign, pledge, or otherwise transfer any payments to which they may be entitled under the GPB unless otherwise stated herein.

AOL reserves the right to deduct any moneys owed to AOL by a participant from any payout under the GBP prior to distribution, unless local or regional laws require otherwise.

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